SCHEDULE A
to the
PROFESSIONALLY MANAGED PORTFOLIOS
INVESTMENT ADVISORY AGREEMENT
With
Osterweis Capital Management, LLC

Series of Professionally Managed Portfolios	Annual Fee Rate as a Percentage of Average Daily Net Assets

Osterweis Strategic Income Fund	1.00% of average daily net assets on assets up to $250 million; 0.75% of average daily net assets between $250 million and $2.5 billion; and 0.65% of average daily net assets over $2.5 billion
Osterweis Strategic Investment Fund (currently being renamed Osterweis Growth & Income Fund)	0.75% for average daily net assets
Osterweis Emerging Opportunity Fund	1.00% on the first $500 million; 0.85% on amounts between $500 million and $1 billion, and 0.75% on amounts above $1 billion.
Osterweis Total Return Fund	0.45%

Approved by the Board: June 17, 2021

PROFESSIONALLY MANAGED PORTFOLIOS on behalf of the Funds listed on Schedule A	Osterweis Capital Management, LLC
By: /s/ Elaine E. Richards	By: /s/ Catherine Halberstadt
Name: Elaine E. Richards	Name: Catherine Halberstadt
Title: President	Title: Co-President & Co-CEO

Schedule A revised on: June 17, 2021 to reduce the advisory fee for the Osterweis Strategic Investment Fund (currently being renamed Osterweis Growth & Income Fund).
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